Exhibit 10.26

July 14, 2006

Randy Gress

Innophos, Inc.

259 Prospect Plains Road, Bldg G

Cranbury, NJ 08512

Re: Bonus Payment

Dear Randy:

We refer to your Employment Agreement with Innophos, Inc. (“Innophos”) dated August 13, 2004 (as amended, the “Employment Agreement”) and the promissory note you made in favor of Innophos Holdings, Inc. (the indirect parent company of Innophos, “Parent”) on August 13, 2004 in the original principal amount of $151,868.50 (the “Note”).

As you know, Parent is exploring strategic alternatives which may include an initial public offering (an “IPO”) of its equity securities, and in furtherance of such transaction Parent will file a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (the “Filing”). Under applicable U.S. securities laws, you will be required to repay all amounts outstanding under the Note prior to the Filing. In order to assist you repay the Note, the board of directors of Innophos (the “Board”) has agreed to pay you a special bonus (the “Special Bonus”) in an amount sufficient to allow you to repay the entire outstanding principal amount of the Note (plus unpaid interest thereon) after reduction for withholdings contemplated in the following paragraph. You acknowledge that the payment of the Special Bonus will be taken into account by the Board in determining the amount of any bonus to be paid to you pursuant to Section 3(e) of the Employment Agreement for the fiscal year ending December 31, 2006.

The Special Bonus shall be reduced by all taxes that Innophos is required to withhold under applicable law. The Special Bonus shall be paid prior to the Filing and, with your express authorization, may be paid directly to Parent in full satisfaction of amounts due under the Note. Upon receipt of such funds, Parent shall deliver to you an original copy of the Note marked “canceled”.

Nothing in this Agreement shall be deemed to confer any right to employment or continued employment with Innophos or any right to receive a bonus pursuant to Section 3(e) of your Employment Agreement. All terms of the Employment Agreement shall remain in full force and effect.

This Agreement (together with the Employment Agreement and the Note) contain the entire agreement between you, Innophos, Parent and Parent’s affiliates with respect to the matters contemplated herein and supersedes all other prior agreements and understanding among the parties hereto relating to such matters.

Please acknowledge your acceptance of the terms and conditions of this letter agreement by signing below.

Very truly yours,

INNOPHOS, INC.

By:	/s/ Chuck Brodheim
Name:	Chuck Brodheim
Title:	Corporate Controller

AGREED AND ACCEPTED:

                /s/ Randy Gress

Randy Gress

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